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eBay Inc. and Carl Icahn Settle Proxy Fight

eBay to add David Dorman as independent director to its Board; Icahn drops proxy proposal to split company and withdraws his nominees to Board of Directors

SAN JOSE, CA (April 10, 2014) — eBay Inc. (Nasdaq: EBAY) today announced that it has reached an agreement with investor Carl Icahn, ending their proxy contest for the company’s upcoming annual meeting of stockholders. Mr. Icahn is withdrawing both his proposal to separate the company’s PayPal business and his two nominees to the company’s Board of Directors.

The company said it has agreed at Mr. Icahn’s suggestion to appoint business executive David Dorman as an independent director to its Board of Directors. This will expand the number of independent directors to 10 on the 12-member board. The other two directors are eBay Inc. Founder and Chairman Pierre Omidyar, the company’s largest shareholder, and company President and CEO John Donahoe.

Dorman, 60, is a Founding Partner of Centerview Capital Technology. He brings over 38 years of senior executive, operational, board and investment experience. He is currently Chairman of the Board of CVS Caremark Corporation. Dorman was a board member of Motorola, Inc. from 2006 and served as Chairman of the board from 2008 until 2012. Upon the separation of Motorola Mobility and Motorola Solutions, Dorman became lead independent director of Motorola Solutions. He also serves on the boards of YUM! Brands, Inc., and the Georgia Tech Foundation in Atlanta.

Prior to Centerview, Dorman was Chairman and Chief Executive Officer of AT&T Corp., the largest telecommunications company in the world. During his time at AT&T he led the company through a profound reinvention and transformation prior to completing the merger of AT&T Corp. and SBC Communications in November 2005. David joined AT&T as President in December 2000 and was named Chairman and Chief Executive Officer in November 2002.

“We are very pleased to have reached this agreement with Mr. Icahn, settling proxy issues and enabling our board and management team to focus our full attention on a goal every shareholder agrees on – growing PayPal and eBay, and delivering sustainable shareholder value,” said eBay Inc. President and CEO John Donahoe.

“As a result of our conversations, it became clear that Carl and I strongly agree on the potential of PayPal and our company,” Donahoe said. “I respect Carl’s willingness to work together to drive sustainable shareholder value today and into the future. His record shows that he has done this with many other companies in the past.

“We also are honored to have Dave Dorman join our board as our tenth independent director,” Donahoe said. “Dave brings outstanding expertise and an impeccable reputation to our board. We look forward to benefitting from his insight and experience. Our board remains committed to evaluating all strategic options for our company to ensure we are creating sustainable value for shareholders.”

Commenting on his appointment, Dorman said: “I have tremendous admiration for eBay and what the company has accomplished under John’s leadership, and I am honored to join such an outstanding Board of Directors. I also respect Mr. Icahn’s commitment to driving shareholder value for companies he believes in, and I look forward to helping drive growth for PayPal and eBay together.”

Icahn has signed a confidentiality agreement covering any non-public information that directors and certain officers of the company may share with him. In addition, the company agreed not to adopt a policy precluding such persons from speaking to Mr. Icahn, and that it would advise them that they may speak to Mr. Icahn if they are willing to do so.

Icahn stated: “We are happy to have reached this détente with eBay and believe that Dave Dorman will be a great addition to the company’s board of directors. As chairman of Motorola, Mr. Dorman, working in tandem with our board nominees, guided the company through the successful separation of its mobile device and home businesses, which greatly enhanced shareholder value.

“Regarding the confidentiality agreement, we have entered into similar agreements in the past with other companies and, as results show, they have worked with great success,” Icahn said. “I am optimistic that this arrangement with eBay will enhance our ability to discuss large issues affecting the company with greater intelligence and will help to enhance shareholder value.

“Over the last week I have had a number of conversations with John,” Icahn said. “We both strongly believe in the great potential of eBay and PayPal, and I have found a number of his ideas to be extremely compelling. However, I continue to believe that eBay would benefit from the separation of PayPal at some point in the near future and intend to continue to press my case through confidential discussions with the company. While John has made no commitments regarding such a separation, he and I have agreed to meet regularly when he is in New York to discuss strategic alternatives. We look forward to working with eBay’s board of directors and management with a common objective of creating sustainable value for all shareholders. Our record shows that our involvement with boards and management has greatly enhanced long term value for all shareholders, and we hope and believe this will continue with eBay.”

The company confirmed that its first quarter earnings call will take place at 2:00 p.m. PDT on April 29, 2014, and that its annual meeting will take place at 8:00 a.m. PDT on May 13, 2014.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $212 billion of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com